Exhibit 99.1

U.S. Bancorp Reports First Quarter 2018 Results

•  Net revenue of $5,469 million and net income of $1,675 million

•  Industry leading return on average assets of 1.50% and return on average common equity of 14.9%

•  Return on tangible common equity of 19.3%

1Q18 Key Financial Data				1Q18 Highlights

PROFITABILITY METRICS	1Q18	4Q17	1Q17
Return on average assets (%)	1.50	1.46	1.35

• Net income of $1,675 million and diluted earnings per common share of $0.96 in the first quarter of 2018

• Industry leading return on average assets of 1.50% and return on average common equity of 14.9%

• Returned 68% of 1Q earnings to shareholders through dividends and share buybacks

• Net interest income grew 5.5% year-over-year

• Total net revenue grew 3.4% year-over year

◇  Payment services revenue grew 6.5%

◇  Trust and investment management fees increased 8.2%

◇  Deposit service charges increased 5.8%

• Net interest margin of 3.13% was 7 basis points higher than 1Q17 and 2 basis points higher than 4Q17 (4 basis points excluding the impact of tax reform)

• Average total loans grew 2.3% year-over-year

Return on average common equity (%)	14.9	14.7	13.3
Return on tangible common equity (%) (a)	19.3	18.8	17.2
Net interest margin (%)	3.13	3.11	3.06
Efficiency ratio (%) (a)	55.9	69.8	55.3
INCOME STATEMENT (b)	1Q18	4Q17	1Q17
Net interest income (taxable-equivalent basis)	$3,197	$3,228	$3,030
Noninterest income	$2,272	$2,370	$2,259
Net income attributable to U.S. Bancorp	$1,675	$1,682	$1,473
Diluted earnings per common share	$.96	$.97	$.82
Dividends declared per common share	$.30	$.30	$.28
BALANCE SHEET (b)	1Q18	4Q17	1Q17
Average total loans	$279,388	$279,751	$273,158
Average total deposits	$334,580	$339,162	$328,433
Net charge-off ratio	.49%	.46%	.50%
Book value per common share (period end)	$26.54	$26.34	$25.05
Basel III standardized CET1 (c)	9.0%	9.1%	9.2%

(a) See Non-GAAP Financial Measures reconciliation on pages 16-17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio, 4Q17 and 1Q17 as if fully implemented

CEO Commentary

”We reported a solid first quarter, highlighted by a 19.3% return on average tangible common equity. We delivered solid growth in net interest income and high return fee businesses such as corporate payments, credit card, and wealth management and investment services. We continue to invest for the future and I’m pleased with the progress we are making on initiatives aimed at advancing our digital offerings and expanding our treasury management and payment services capabilities. This is a rapidly evolving banking environment and we are positioning this company to be a trusted partner to our customers, with the products and services that enable them to do what they want, when, where and how they want. As we continue on this journey, I am grateful to our customers for their trust and to our employees for their commitment to our continued success.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Most Admired Super-Regional Bank

Fortune has named U.S. Bank a World’s Most Admired Company, naming it the world’s most admired super-regional bank for the eighth consecutive year and recognizing several of U.S. Bank’s attributes as most admired among all companies including being #1 in the categories of Management Quality and Use of Corporate Assets.

Best Employer for Diversity

Forbes magazine has named U.S. Bank a Best Employer for Diversity, including the bank in a first-ever list of top employers based on employee surveys, reputation research and public diversity leadership data.

One of the World’s Most Ethical Companies

Ethisphere Institute, the global leader in defining and advancing the standards of ethical business practices, has recognized U.S. Bank as a 2018 World’s Most Ethical Company®. This marks the fourth consecutive year U.S. Bank has earned this recognition.

A “Best Place to Work”

The Human Rights Campaign Foundation designated U.S. Bank as a “Best Place to Work” with a high score of 100 on its LGBTQ rights-focused Corporate Equality Index. Through its index, the Foundation evaluates businesses from a diverse set of industries in regards to their policies and benefits. As of 2018, U.S. Bank has proudly earned a score of 100 percent for 11 years in a row.

        Investor contact: Jennifer Thompson, 612.303.0778  |  Media contact: Stacey Wempen, 612.303.7620

U.S. Bancorp First Quarter 2018 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	1Q	4Q	1Q	1Q18 vs	1Q18 vs
	2018	2017	2017	4Q17	1Q17

Net interest income	$3,168	$3,175	$2,980	(.2)	6.3
Taxable-equivalent adjustment	29	53	50	(45.3)	(42.0)
Net interest income (taxable-equivalent basis)	3,197	3,228	3,030	(1.0)	5.5
Noninterest income	2,272	2,370	2,259	(4.1)	.6
Total net revenue	5,469	5,598	5,289	(2.3)	3.4
Noninterest expense	3,055	3,899	2,909	(21.6)	5.0
Income before provision and income taxes	2,414	1,699	2,380	42.1	1.4
Provision for credit losses	341	335	345	1.8	(1.2)
Income before taxes	2,073	1,364	2,035	52.0	1.9
Income taxes and taxable-equivalent adjustment	391	(322)	549	nm	(28.8)
Net income	1,682	1,686	1,486	(.2)	13.2
Net (income) loss attributable to noncontrolling interests	(7)	(4)	(13)	(75.0)	46.2
Net income attributable to U.S. Bancorp	$1,675	$1,682	$1,473	(.4)	13.7
Net income applicable to U.S. Bancorp common shareholders	$1,597	$1,611	$1,387	(.9)	15.1
Diluted earnings per common share	$.96	$.97	$.82	(1.0)	17.1

Net income attributable to U.S. Bancorp was $1,675 million for the first quarter of 2018, 13.7 percent higher than the $1,473 million for the first quarter of 2017, and 0.4 percent lower than the $1,682 million for the fourth quarter of 2017. Excluding notable items in the fourth quarter of 2017, net income attributable to U.S. Bancorp increased 9.3 percent. Diluted earnings per common share were $0.96 in the first quarter of 2018. Results for the first quarter of 2018 included favorable tax matters partially offset by the impact of a transitional change in stock-based compensation vesting provisions, that combined, increased diluted earnings per common share by $0.01. Diluted earnings per common share were $0.97 in the fourth quarter of 2017, which included $0.09 of notable items, including a benefit of $910 million related to the estimated impact of tax reform on the Company’s tax related assets and liabilities, partially offset by a $608 million accrual for regulatory and legal matters, and $152 million, net of tax, for a charitable contribution to the U.S. Bank Foundation and a special bonus to certain eligible employees. The increase in net income year-over-year was primarily due to total net revenue growth of 3.4 percent (3.9 percent excluding the impact of tax reform related to taxable-equivalent adjustments for tax exempt assets), including an increase in net interest income of 5.5 percent, mainly a result of the impact of rising interest rates and loan growth. Noninterest income increased 0.6 percent principally due to higher payment services revenue, trust and investment management fees and deposit service charges, offset by decreases in mortgage banking revenue and commercial product revenue in addition to lower equity investment income and securities gains compared with a year ago. The increase in total net revenue was partially offset by higher noninterest expense of 5.0 percent (3.7 percent excluding the impact of stock-based compensation vesting changes), primarily due to increased compensation expense related to hiring to support business growth and compliance programs, merit increases, variable compensation related to revenue growth, increased expense from a change to a shorter vesting period for new stock-based compensation grants, and higher employee benefits expense, partially offset by lower professional services expense driven by lower consulting costs for risk and compliance programs, and other expenses.

Excluding the fourth quarter 2017 notable items, net income increased on a linked quarter basis primarily due to the impact of the lower corporate tax rate effective in 2018. Total net revenue decreased 2.3 percent and noninterest expense decreased 0.6 percent. The decrease in total net revenue reflected a decrease in net interest income of 1.0 percent, due to two fewer days in the first quarter, and a decrease in noninterest income of 4.1 percent driven by seasonally lower payment services fees and mortgage banking revenue and lower equity investment income. The decrease in noninterest expense was primarily driven by seasonally lower costs related to investments in tax-advantaged projects, mortgage banking costs and professional services expense, offset by increased compensation expense primarily related to the timing of stock-based compensation grants, and associated vesting period changes, and seasonally higher employee benefits expense.

U.S. Bancorp First Quarter 2018 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q	4Q	1Q	1Q18 vs	1Q18 vs
	2018	2017	2017	4Q17	1Q17
Components of net interest income
Income on earning assets	$3,822	$3,785	$3,444	$37	$378
Expense on interest-bearing liabilities	625	557	414	68	211
Net interest income	$3,197	$3,228	$3,030	$(31)	$167

Average yields and rates paid
Earning assets yield	3.75%	3.64%	3.48%	.11%	.27%
Rate paid on interest-bearing liabilities	.81	.72	.57	.09	.24
Gross interest margin	2.94%	2.92%	2.91%	.02%	.03%
Net interest margin	3.13%	3.11%	3.06%	.02%	.07%

Average balances
Investment securities (a)	$113,493	$113,287	$110,764	$206	$2,729
Loans	279,388	279,751	273,158	(363)	6,230
Earning assets	411,849	413,510	399,281	(1,661)	12,568
Interest-bearing liabilities	311,615	308,976	296,170	2,639	15,445

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the first quarter of 2018 was $3,197 million, an increase of $167 million (5.5 percent) over the first quarter of 2017. The increase was principally driven by the impact of rising interest rates and loan growth, partially offset by deposit and funding mix and the impact of tax reform which reduced the taxable-equivalent adjustment benefit related to tax exempt assets. Average earning assets were $12.6 billion (3.1 percent) higher than the first quarter of 2017, reflecting increases of $6.2 billion (2.3 percent) in average total loans, $2.7 billion (2.5 percent) in average investment securities and $4.1 billion (34.9 percent) in average other earning assets. Net interest income on a taxable-equivalent basis decreased $31 million (1.0 percent) on a linked quarter basis primarily driven by the impact of two fewer days in the first quarter, tax reform, and deposit and funding mix, partially offset by the impact of higher rates. Average earning assets were $1.7 billion (0.4 percent) lower on a linked quarter basis, reflecting decreases of $363 million (0.1 percent) in average total loans and $717 million (4.3 percent) in average other earning assets, partially offset by an increase of $206 million (0.2 percent) in average investment securities.

The net interest margin in the first quarter of 2018 was 3.13 percent, compared with 3.06 percent in the first quarter of 2017, and 3.11 percent in the fourth quarter of 2017. Excluding the impact of tax reform related to tax exempt income, the linked quarter increase in net interest margin was 4 basis points. The increase in the net interest margin year-over-year and on a linked quarter basis was primarily due to higher interest rates, partially offset by loan mix, higher funding costs and higher cash balances year-over-year. The first quarter 2018 adoption of a new accounting standard related to revenue recognition increased net interest income and the related margin compared with previously reported results. All periods have been adjusted to reflect this change.

Average investment securities in the first quarter of 2018 were $2.7 billion (2.5 percent) higher year-over-year and $206 million (0.2 percent) higher than the prior quarter. The increase year-over-year was primarily due to purchases of U.S. Treasury and U.S. government mortgage-backed securities, net of prepayments and maturities, in support of liquidity management.

U.S. Bancorp First Quarter 2018 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2018	4Q 2017	1Q 2017	1Q18 vs 4Q17	1Q18 vs 1Q17

Commercial	$91,933	$92,101	$88,284	(.2)	4.1
Lease financing	5,532	5,457	5,455	1.4	1.4
Total commercial	97,465	97,558	93,739	(.1)	4.0

Commercial mortgages	29,176	29,543	31,461	(1.2)	(7.3)
Construction and development	11,190	11,466	11,697	(2.4)	(4.3)
Total commercial real estate	40,366	41,009	43,158	(1.6)	(6.5)

Residential mortgages	60,174	59,639	57,900	.9	3.9

Credit card	21,284	21,218	20,845	.3	2.1

Retail leasing	7,982	7,982	6,469	--	23.4
Home equity and second mortgages	16,195	16,299	16,259	(.6)	(.4)
Other	32,874	32,856	31,056	.1	5.9
Total other retail	57,051	57,137	53,784	(.2)	6.1
Total loans, excluding covered loans	276,340	276,561	269,426	(.1)	2.6
Covered loans	3,048	3,190	3,732	(4.5)	(18.3)
Total loans	$279,388	$279,751	$273,158	(.1)	2.3

Average total loans were $6.2 billion (2.3 percent) higher than the first quarter of 2017. The increase was due to growth in total commercial loans (4.0 percent), residential mortgages (3.9 percent), retail leasing (23.4 percent) and other retail loans (5.9 percent). These increases were muted somewhat by a decrease in total commercial real estate loans (6.5 percent) due to disciplined underwriting and customers paying down balances. Loan growth was also muted by continued run-off of the covered loans portfolio (18.3 percent). Average total loans were $363 million (0.1 percent) lower than the fourth quarter of 2017. This decrease reflects continued pay-offs of commercial real estate loans (1.6 percent) and the run-off of covered loans (4.5 percent), offset by growth in residential mortgages (0.9 percent). At the end of the first quarter, approximately $1.5 billion of student loans were transferred from the loan portfolio to loans held for sale.

U.S. Bancorp First Quarter 2018 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q 2018	4Q 2017	1Q 2017	1Q18 vs 4Q17	1Q18 vs 1Q17

Noninterest-bearing deposits	$79,482	$82,303	$80,738	(3.4)	(1.6)
Interest-bearing savings deposits
Interest checking	70,358	70,717	65,681	(.5)	7.1
Money market savings	103,367	105,348	108,759	(1.9)	(5.0)
Savings accounts	44,388	43,772	42,609	1.4	4.2
Total savings deposits	218,113	219,837	217,049	(.8)	.5
Time deposits	36,985	37,022	30,646	(.1)	20.7
Total interest-bearing deposits	255,098	256,859	247,695	(.7)	3.0
Total deposits	$334,580	$339,162	$328,433	(1.4)	1.9

Average total deposits for the first quarter of 2018 were $6.1 billion (1.9 percent) higher than the first quarter of 2017. Average noninterest-bearing deposits decreased $1.3 billion (1.6 percent) year-over-year primarily due to a decrease in Corporate and Commercial Banking, partially offset by increases in Consumer and Business Banking and Wealth Management and Investment Services. Average total savings deposits were $1.1 billion (0.5 percent) higher year-over-year driven by growth in Consumer and Business Banking, partially offset by a decrease in Corporate and Commercial Banking. Average time deposits were $6.3 billion (20.7 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits decreased $4.6 billion (1.4 percent) from the fourth quarter of 2017. On a linked quarter basis, average noninterest-bearing deposits decreased $2.8 billion (3.4 percent) across all business lines primarily due to seasonality. This compares with a decline in noninterest-bearing deposits of $4.2 billion (4.9 percent) in the first quarter of 2017 compared with the fourth quarter of 2016. Average total savings deposits decreased $1.7 billion (0.8 percent) reflecting a decline in Wealth Management and Investment Services of $2.1 billion and Corporate and Commercial Banking of $1.3 billion, partially offset by growth in average savings balances within Consumer and Business Banking. The change in Corporate and Commercial Banking balances primarily reflects seasonality, while the decline in Wealth Management and Investment Services is the result of seasonally lower trust balances, timing of escrowed balances, deployment of cash balances by investment managers and the impact of rising interest rates. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, were flat on a linked quarter basis.

U.S. Bancorp First Quarter 2018 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	1Q 2018	4Q 2017	1Q 2017	1Q18 vs 4Q17	1Q18 vs 1Q17

Credit and debit card revenue	$324	$342	$299	(5.3)	8.4
Corporate payment products revenue	154	148	137	4.1	12.4
Merchant processing services	363	374	354	(2.9)	2.5
ATM processing services	79	80	71	(1.3)	11.3
Trust and investment management fees	398	394	368	1.0	8.2
Deposit service charges	182	194	172	(6.2)	5.8
Treasury management fees	150	152	153	(1.3)	(2.0)
Commercial products revenue	220	224	247	(1.8)	(10.9)
Mortgage banking revenue	184	202	207	(8.9)	(11.1)
Investment products fees	46	45	42	2.2	9.5
Securities gains (losses), net	5	10	29	(50.0)	(82.8)
Other	167	205	180	(18.5)	(7.2)

Total noninterest income	$2,272	$2,370	$2,259	(4.1)	.6

First quarter noninterest income of $2,272 million was $13 million (0.6 percent) higher than the first quarter of 2017 reflecting strong growth in payment services revenue, trust and investment management fees, and deposit service charges, partially offset by lower commercial products revenue and mortgage banking revenue reflecting industry trends in these revenue categories. Payment services revenue increased 6.5 percent due to stronger credit and debit card revenue of $25 million (8.4 percent) and an increase in corporate payment products revenue of $17 million (12.4 percent), and improving merchant processing revenue due to higher sales volumes. Trust and investment management fees increased $30 million (8.2 percent) due to business growth, net asset inflows and favorable market conditions. Deposit service charges increased $10 million (5.8 percent) primarily due to higher transaction volumes and account growth. These increases were partially offset by a decrease in commercial products revenue of $27 million (10.9 percent) mainly due to lower corporate bond underwriting fees and syndication fees. Mortgage banking revenue decreased $23 million (11.1 percent) primarily due to lower margin on mortgage loan sales.

Noninterest income was $98 million (4.1 percent) lower in the first quarter of 2018 compared with the fourth quarter of 2017 reflecting seasonally lower payment services revenue, mortgage banking revenue and deposit service charges. In addition, other revenue decreased $38 million (18.5 percent) primarily due to lower equity investment income. Payment services revenue decreased principally due to seasonally lower sales volume after the holidays. Credit and debit card revenue declined $18 million (5.3 percent) while merchant processing services revenue declined $11 million (2.9 percent). Corporate payments products revenue increased from the fourth quarter by 4.1 percent reflecting stronger corporate and government spending. Mortgage banking revenue decreased $18 million (8.9 percent) primarily due to lower margin on mortgage loan sales, partially offset by the valuation of mortgage servicing rights, net of hedging activities. Deposit service charges decreased $12 million (6.2 percent) due to seasonally lower transaction volumes.

U.S. Bancorp First Quarter 2018 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q 2018	4Q 2017	1Q 2017	1Q18 vs 4Q17	1Q18 vs 1Q17

Compensation	$1,523	$1,499	$1,391	1.6	9.5
Employee benefits	330	291	301	13.4	9.6
Net occupancy and equipment	265	259	247	2.3	7.3
Professional services	83	114	96	(27.2)	(13.5)
Marketing and business development	97	251	90	(61.4)	7.8
Technology and communications	235	236	217	(.4)	8.3
Postage, printing and supplies	80	79	81	1.3	(1.2)
Other intangibles	39	44	44	(11.4)	(11.4)
Other	403	1,126	442	(64.2)	(8.8)

Total noninterest expense	$3,055	$3,899	$2,909	(21.6)	5.0

First quarter noninterest expense of $3,055 million was $146 million (5.0 percent) higher than the first quarter of 2017 primarily due to higher personnel expense, occupancy costs, technology investment and seasonal marketing and development expenses, partially offset by lower professional services expense and other noninterest expense. Compensation expense increased $132 million (9.5 percent) principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation related to business production, and the impact of changes in vesting provisions related to stock-based compensation programs. Excluding the impact of the change in vesting provisions, compensation would have increased 6.9 percent from a year ago. Employee benefits expense increased $29 million (9.6 percent) primarily driven by increased medical costs and staffing. Other noninterest expense decreased $39 million (8.8 percent) due to lower mortgage servicing-related costs and lower pension-related costs as a result of contributions to the plans in 2017. Professional services expense decreased $13 million (13.5 percent) primarily due to fewer consulting services as compliance programs near maturity.

Noninterest expense decreased $844 million (21.6 percent) on a linked quarter basis primarily due to notable items recognized in the fourth quarter of 2017. Excluding the notable items, noninterest expense was $19 million (0.6 percent) lower in the first quarter of 2018 compared with the fourth quarter of 2017 primarily due to seasonally lower costs related to investments in tax-advantaged projects and professional services expense, partially offset by higher personnel expense. Compensation expense increased $82 million (5.7 percent) reflecting the impact of variable compensation including the timing of stock-based compensation grants due to the vesting change, and merit increases, as well as a seasonal increase in employee benefits expense of $48 million (17.0 percent) primarily driven by seasonally higher payroll taxes.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2018 resulted in a tax rate of 18.9 percent on a taxable-equivalent basis (effective tax rate of 17.7 percent), compared with 27.0 percent (effective tax rate of 25.1 percent) in the first quarter of 2017, and a tax benefit of 23.6 percent on a taxable-equivalent basis (effective tax benefit of 28.6 percent) in the fourth quarter of 2017. The first quarter of 2018 tax rate reflected the tax reform legislation enacted during the fourth quarter of 2017, favorable settlement of tax matters, and the tax benefit of restricted stock vesting and option exercises.

U.S. Bancorp First Quarter 2018 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q		4Q		3Q		2Q		1Q
	2018	% (b)	2017	% (b)	2017	% (b)	2017	% (b)	2017	% (b)
Balance, beginning of period	$4,417		$4,407		$4,377		$4,366		$4,357
Net charge-offs
Commercial	56	.25	22	.09	79	.34	75	.33	71.33
Lease financing	4	.29	6	.44	4	.29	3	.22	4.30

Total commercial	60	.25	28	.11	83	.34	78	.33	75.32
Commercial mortgages	(4)	(.06)	18	.24	(2)	(.03)	(7)	(.09)	(1)	(.01)
Construction and development	1	.04	--	--	(5)	(.17)	(2)	(.07)	(1)	(.03)

Total commercial real estate	(3)	(.03)	18	.17	(7)	(.07)	(9)	(.08)	(2)	(.02)

Residential mortgages	7	.05	10	.07	7	.05	8	.05	12.08

Credit card	211	4.02	205	3.83	187	3.55	204	3.97	190	3.70

Retail leasing	3	.15	3	.15	2	.10	2	.11	3.19
Home equity and second mortgages	(1)	(.03)	(2)	(.05)	(1)	(.02)	(1)	(.02)	(1)	(.02)
Other	64	.79	63	.76	59	.73	58	.75	58.76

Total other retail	66	.47	64	.44	60	.42	59	.43	60.45

Total net charge-offs, excluding covered loans	341	.50	325	.47	330	.48	340	.50	335.50
Covered loans	--	--	--	--	--	--	--	--	--	--

Total net charge-offs	341	.49	325	.46	330	.47	340	.49	335.50
Provision for credit losses	341		335		360		350		345
Other changes (a)	--		--		--		1		(1)

Balance, end of period	$4,417		$4,417		$4,407		$4,377		$4,366

Components
Allowance for loan losses	$3,918		$3,925		$3,908		$3,856		$3,816
Liability for unfunded credit commitments	499		492		499		521		550

Total allowance for credit losses	$4,417		$4,417		$4,407		$4,377		$4,366

Gross charge-offs	$453		$464		$433		$437		$417
Gross recoveries	$112		$139		$103		$97		$82
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.60		1.58		1.59		1.59		1.61
Nonperforming loans, excluding covered loans	431		438		425		385		338
Nonperforming assets, excluding covered assets	373		374		359		331		296

Period-end loans	1.59		1.58		1.58		1.58		1.60
Nonperforming loans	431		438		426		383		338
Nonperforming assets	367		368		352		324		292

(a)  Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

U.S. Bancorp First Quarter 2018 Results

The Company’s provision for credit losses for the first quarter of 2018 was $341 million, which was $6 million (1.8 percent) higher than the prior quarter and $4 million (1.2 percent) lower than the first quarter of 2017. Credit quality was relatively stable compared with the fourth quarter of 2017.

Total net charge-offs in the first quarter of 2018 were $341 million, compared with $325 million in the fourth quarter of 2017, and $335 million in the first quarter of 2017. Net charge-offs increased $16 million (4.9 percent) compared with the fourth quarter of 2017 mainly due to higher total commercial loan net charge-offs driven by lower recoveries, partially offset by lower total commercial real estate net charge-offs. Net charge-offs increased $6 million (1.8 percent) compared with the first quarter of 2017 primarily due to higher credit card loan net charge-offs, partially offset by lower total commercial loan net charge-offs driven by higher recoveries. The net charge-off ratio was 0.49 percent in the first quarter of 2018, compared with 0.46 percent in the fourth quarter of 2017 and 0.50 percent in the first quarter of 2017.

The allowance for credit losses was $4,417 million at March 31, 2018, and at December 31, 2017, compared with $4,366 million at March 31, 2017. The ratio of the allowance for credit losses to period-end loans was 1.59 percent at March 31, 2018, compared with 1.58 percent at December 31, 2017, and 1.60 percent at March 31, 2017. The ratio of the allowance for credit losses to nonperforming loans was 431 percent at March 31, 2018, compared with 438 percent at December 31, 2017, and 338 percent at March 31, 2017.

Nonperforming assets were $1,204 million at March 31, 2018, compared with $1,200 million at December 31, 2017, and $1,495 million at March 31, 2017. The ratio of nonperforming assets to loans and other real estate was 0.43 percent at March 31, 2018, and at December 31, 2017, compared with 0.55 percent at March 31, 2017. The year-over-year decrease in nonperforming assets was driven by improvements in nonperforming total commercial loans, residential mortgages and other real estate owned, partially offset by increases in nonperforming other retail loans and total commercial real estate loans. Accruing loans 90 days or more past due were $702 million ($566 million excluding covered loans) at March 31, 2018, compared with $720 million ($572 million excluding covered loans) at December 31, 2017, and $718 million ($524 million excluding covered loans) at March 31, 2017.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31 2018	Dec 31 2017	Sep 30 2017	Jun 30 2017	Mar 31 2017

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.06	.05	.05	.06
Commercial real estate	.01	.01	.01	--	.01
Residential mortgages	.22	.22	.18	.20	.24
Credit card	1.29	1.28	1.20	1.10	1.23
Other retail	.18	.17	.15	.14	.14
Total loans, excluding covered loans	.21	.21	.18	.17	.19
Covered loans	4.57	4.74	4.66	4.71	5.34
Total loans	.25	.26	.23	.23	.26

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.37	.31	.33	.39	.52
Commercial real estate	.31	.37	.30	.29	.27
Residential mortgages	.93	.96	.98	1.10	1.23
Credit card	1.29	1.28	1.20	1.10	1.24
Other retail	.48	.46	.43	.42	.43
Total loans, excluding covered loans	.58	.57	.55	.59	.67
Covered loans	4.77	4.93	4.84	5.06	5.53
Total loans	.62	.62	.60	.64	.73

U.S. Bancorp First Quarter 2018 Results

ASSET QUALITY (a)
($ in millions)
	Mar 31 2018	Dec 31 2017	Sep 30 2017	Jun 30 2017	Mar 31 2017
Nonperforming loans
Commercial	$274	$225	$231	$283	$397
Lease financing	27	24	38	39	42

Total commercial	301	249	269	322	439

Commercial mortgages	86	108	89	84	74
Construction and development	33	34	33	35	36

Total commercial real estate	119	142	122	119	110

Residential mortgages	430	442	474	530	575
Credit card	--	1	1	1	2
Other retail	168	168	163	158	157

Total nonperforming loans, excluding covered loans	1,018	1,002	1,029	1,130	1,283
Covered loans	6	6	6	12	7

Total nonperforming loans	1,024	1,008	1,035	1,142	1,290

Other real estate	124	141	164	157	155
Covered other real estate	20	21	26	25	22
Other nonperforming assets	36	30	26	25	28

Total nonperforming assets	$1,204	$1,200	$1,251	$1,349	$1,495

Total nonperforming assets, excluding covered assets	$1,178	$1,173	$1,219	$1,312	$1,466

Accruing loans 90 days or more past due, excluding covered loans	$566	$572	$497	$477	$524

Accruing loans 90 days or more past due	$702	$720	$649	$639	$718

Performing restructured loans, excluding GNMA and covered loans	$2,190	$2,306	$2,419	$2,473	$2,478

Performing restructured GNMA and covered loans	$1,598	$1,713	$1,600	$1,803	$1,746

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.43	.42	.44	.48	.54

Nonperforming assets to loans plus ORE (%)	.43	.43	.45	.49	.55
(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2018 Results

COMMON SHARES
(Millions)	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017

Beginning shares outstanding	1,656	1,667	1,679	1,692	1,697
Shares issued for stock incentive plans, acquisitions and other corporate purposes	4	1	--	1	6
Shares repurchased	(11)	(12)	(12)	(14)	(11)

Ending shares outstanding	1,649	1,656	1,667	1,679	1,692

CAPITAL POSITION
($ in millions)	Mar 31 2018	Dec 31 2017		Sep 30 2017		Jun 30 2017		Mar 31 2017

Total U.S. Bancorp shareholders’ equity	$49,187	$49,040		$48,723		$48,320		$47,798

Basel III Standardized Approach (a)
Common equity tier 1 capital	$33,539	$34,369		$34,876		$34,408		$33,847
Tier 1 capital	38,991	39,806		40,411		39,943		39,374
Total risk-based capital	46,640	47,503		48,104		47,824		47,279
Fully implemented common equity tier 1 capital ratio (a)	9.0%	9.1	% (b)	9.4	% (b)	9.3	% (b)	9.2	% (b)
Tier 1 capital ratio	10.4	10.8		11.1		11.1		11.0
Total risk-based capital ratio	12.5	12.9		13.2		13.2		13.3
Leverage ratio	8.8	8.9		9.1		9.1		9.1

Basel III Advanced Approaches (a)
Fully implemented common equity tier 1 capital ratio (a)	11.5	11.6	(b)	11.8	(b)	11.7	(b)	11.5	(b)
Tangible common equity to tangible assets (b)	7.7	7.6		7.7		7.5		7.6
Tangible common equity to risk-weighted assets (b)	9.3	9.4		9.5		9.4		9.4
Common equity tier 1 capital ratio calculated under the transitional standardized approach (a)	--	9.3		9.6		9.5		9.5
Common equity tier 1 capital ratio calculated under the transitional advanced approaches (a)	--	12.0		12.1		12.0		11.8

(a) Beginning January 1, 2018, the regulatory capital requirements fully reflect implementation of Basel III. Prior to 2018, the Company’s capital ratios reflected certain transitional adjustments. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $49.2 billion at March 31, 2018, compared with $49.0 billion at December 31, 2017, and $47.8 billion at March 31, 2017. During the first quarter, the Company returned 68 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.0 percent at March 31, 2018, compared with 9.3 percent at December 31, 2017, and 9.5 percent at March 31, 2017. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 11.5 percent at March 31, 2018, compared with 12.0 percent at December 31, 2017, and 11.8 percent at March 31, 2017.

U.S. Bancorp First Quarter 2018 Results

Investor Conference Call

On Wednesday, April 18, 2018, at 8:00 a.m. CDT, Andy Cecere, Chairman, President and Chief Executive Officer, and Terry Dolan, Vice Chairman and Chief Financial Officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About US”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 8771339. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, April 18 and will be accessible until Wednesday, April 25 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 8771339.

About U.S. Bancorp

Minneapolis-based U.S. Bancorp (NYSE: USB), with $460 billion in assets as of March 31, 2018, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,054 banking offices in 25 states and 4,729 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that could cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp First Quarter 2018 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or are not defined in federal banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. In addition, certain capital measures related to prior periods are presented on the same basis as those in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2018	2017
Interest Income
Loans	$3,095	$2,790
Loans held for sale	33	35
Investment securities	613	530
Other interest income	50	38
Total interest income	3,791	3,393
Interest Expense
Deposits	345	199
Short-term borrowings	75	24
Long-term debt	203	190
Total interest expense	623	413
Net interest income	3,168	2,980
Provision for credit losses	341	345
Net interest income after provision for credit losses	2,827	2,635
Noninterest Income
Credit and debit card revenue	324	299
Corporate payment products revenue	154	137
Merchant processing services	363	354
ATM processing services	79	71
Trust and investment management fees	398	368
Deposit service charges	182	172
Treasury management fees	150	153
Commercial products revenue	220	247
Mortgage banking revenue	184	207
Investment products fees	46	42
Securities gains (losses), net	5	29
Other	167	180
Total noninterest income	2,272	2,259
Noninterest Expense
Compensation	1,523	1,391
Employee benefits	330	301
Net occupancy and equipment	265	247
Professional services	83	96
Marketing and business development	97	90
Technology and communications	235	217
Postage, printing and supplies	80	81
Other intangibles	39	44
Other	403	442
Total noninterest expense	3,055	2,909
Income before income taxes	2,044	1,985
Applicable income taxes	362	499
Net income	1,682	1,486
Net (income) loss attributable to noncontrolling interests	(7)	(13)
Net income attributable to U.S. Bancorp	$1,675	$1,473
Net income applicable to U.S. Bancorp common shareholders	$1,597	$1,387
Earnings per common share	$.97	$.82
Diluted earnings per common share	$.96	$.82
Dividends declared per common share	$.30	$.28
Average common shares outstanding	1,652	1,694
Average diluted common shares outstanding	1,657	1,701

CONSOLIDATED ENDING BALANCE SHEET

	March 31,	December 31,	March 31,
(Dollars in Millions)	2018	2017	2017
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$19,246	$19,505	$20,319
Investment securities
Held-to-maturity	44,612	44,362	43,393
Available-for-sale	67,125	68,137	67,031
Loans held for sale	4,777	3,554	2,738
Loans
Commercial	98,097	97,561	94,491
Commercial real estate	40,140	40,463	42,832
Residential mortgages	60,477	59,783	58,266
Credit card	20,901	22,180	20,387
Other retail	55,317	57,324	53,966
Total loans, excluding covered loans	274,932	277,311	269,942
Covered loans	2,979	3,121	3,635
Total loans	277,911	280,432	273,577
Less allowance for loan losses	(3,918)	(3,925)	(3,816)
Net loans	273,993	276,507	269,761
Premises and equipment	2,441	2,432	2,432
Goodwill	9,440	9,434	9,348
Other intangible assets	3,388	3,228	3,313
Other assets	35,097	34,881	31,187
Total assets	$460,119	$462,040	$449,522

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$82,211	$87,557	$85,222
Interest-bearing	262,315	259,658	251,651
Total deposits	344,526	347,215	336,873
Short-term borrowings	17,703	16,651	12,183
Long-term debt	33,201	32,259	35,948
Other liabilities	14,877	16,249	16,085
Total liabilities	410,307	412,374	401,089
Shareholders’ equity
Preferred stock	5,419	5,419	5,419
Common stock	21	21	21
Capital surplus	8,438	8,464	8,388
Retained earnings	55,549	54,142	51,069
Less treasury stock	(18,047)	(17,602)	(15,660)
Accumulated other comprehensive income (loss)	(2,193)	(1,404)	(1,439)
Total U.S. Bancorp shareholders’ equity	49,187	49,040	47,798
Noncontrolling interests	625	626	635
Total equity	49,812	49,666	48,433
Total liabilities and equity	$460,119	$462,040	$449,522

NON-GAAP FINANCIAL MEASURES
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in Millions, Unaudited)	2018	2017	2017	2017	2017
Total equity	$49,812	$49,666	$49,351	$48,949	$48,433
Preferred stock	(5,419)	(5,419)	(5,419)	(5,419)	(5,419)
Noncontrolling interests	(625)	(626)	(628)	(629)	(635)
Goodwill (net of deferred tax liability) (1)	(8,609)	(8,613)	(8,141)	(8,181)	(8,186)
Intangible assets, other than mortgage servicing rights	(608)	(583)	(595)	(634)	(671)
Tangible common equity (a)	34,551	34,425	34,568	34,086	33,522
Total assets	460,119	462,040	459,227	463,844	449,522
Goodwill (net of deferred tax liability) (1)	(8,609)	(8,613)	(8,141)	(8,181)	(8,186)
Intangible assets, other than mortgage servicing rights	(608)	(583)	(595)	(634)	(671)
Tangible assets (b)	450,902	452,844	450,491	455,029	440,665

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)	373,141 *	367,771	363,957	361,164	356,373

Tangible common equity (as calculated above)		34,425	34,568	34,086	33,522
Adjustments (2)		(550)	(52)	(51)	(136)
Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (d)		33,875	34,516	34,035	33,386
Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements		367,771	363,957	361,164	356,373
Adjustments (3)		4,473	3,907	3,967	4,731
Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)		372,244	367,864	365,131	361,104
Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements		287,211	287,800	287,124	285,963
Adjustments (4)		4,769	4,164	4,231	5,046
Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)		291,980	291,964	291,355	291,009

Ratios *
Tangible common equity to tangible assets (a)/(b)	7.7%	7.6%	7.7%	7.5%	7.6%
Tangible common equity to risk-weighted assets (a)/(c)	9.3	9.4	9.5	9.4	9.4
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (d)/(e)		9.1	9.4	9.3	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (d)/(f)		11.6	11.8	11.7	11.5

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Net income applicable to U.S. Bancorp common shareholders	$1,597	$1,611	$1,485	$1,430	$1,387
Intangibles amortization (net-of-tax)	31	28	29	28	29
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,628	1,639	1,514	1,458	1,416
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (g)	6,602	6,503	6,007	5,848	5,743
Average total equity	49,450	49,461	49,447	48,909	48,558
Less: Average preferred stock	5,419	5,419	5,419	5,419	5,706
Less: Average noncontrolling interests	625	627	628	636	635
Less: Average goodwill (net of deferred tax liability) (1)	8,627	8,154	8,153	8,160	8,175
Less: Average intangible assets, other than mortgage servicing rights	603	591	615	650	691
Average U.S. Bancorp common shareholders’ equity, excluding intangible assets (h)	34,176	34,670	34,632	34,044	33,351

Return on tangible common equity (g)/(h)	19.3%	18.8%	17.3%	17.2%	17.2%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars in Millions, Unaudited)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net interest income	$3,168	$3,175	$3,176	$3,049	$2,980
Taxable-equivalent adjustment (1)	29	53	51	51	50
Net interest income, on a taxable-equivalent basis	3,197	3,228	3,227	3,100	3,030
Net interest income, on a taxable-equivalent basis (as calculated above)	3,197	3,228	3,227	3,100	3,030
Noninterest income	2,272	2,370	2,340	2,348	2,259
Less: Securities gains (losses), net	5	10	9	9	29
Total net revenue, excluding net securities gains (losses) (a)	5,464	5,588	5,558	5,439	5,260

Noninterest expense (b)	3,055	3,899	2,998	2,984	2,909
Less: Intangible amortization	39	44	44	43	44
Noninterest expense, excluding intangible amortization (c)	3,016	3,855	2,954	2,941	2,865

Efficiency ratio (b)/(a)	55.9%	69.8%	53.9%	54.9%	55.3%
Tangible efficiency ratio (c)/(a)	55.2	69.0	53.1	54.1	54.5

(1) Interest and rates are presented on a fully taxable-equivalent basis based on a federal income tax rate of 21 percent for 2018 and 35 percent for 2017.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable
	to U.S. Bancorp			Percent Change		1Q 2018
Business Line	1Q 2018	4Q 2017	1Q 2017	1Q18 vs 4Q17	1Q18 vs 1Q17	Earnings Composition
Corporate and Commercial
Banking	$384	$366	$334	4.9	15.0	23%
Consumer and Business
Banking	553	459	422	20.5	31.0	33
Wealth Management and
Investment Services	217	177	156	22.6	39.1	13
Payment Services	343	315	295	8.9	16.3	20
Treasury and Corporate
Support	178	365	266	(51.2)	(33.1)	11

Consolidated Company	$1,675	$1,682	$1,473	(.4)	13.7	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2018, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Income taxes are assessed to each line of business at a managerial rate of 25 percent starting in the first quarter of 2018 compared with a managerial rate of 36.4 percent during 2017 due to the tax reform legislation enacted during the fourth quarter of 2017. Stock-based compensation is charged to each line of business through net shared services and includes the impact of changes in vesting provisions.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q18 vs	1Q18 vs
	2018	2017	2017	4Q17	1Q17
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$724	$736	$712	(1.6)	1.7
Noninterest income	207	206	247	.5	(16.2)
Securities gains (losses), net	--	--	(3)	--	nm

Total net revenue	931	942	956	(1.2)	(2.6)
Noninterest expense	404	389	394	3.9	2.5
Other intangibles	1	1	1	--	--

Total noninterest expense	405	390	395	3.8	2.5

Income before provision and taxes	526	552	561	(4.7)	(6.2)
Provision for credit losses	14	(23)	36	nm	(61.1)

Income before income taxes	512	575	525	(11.0)	(2.5)
Income taxes and taxable-equivalent adjustment	128	209	191	(38.8)	(33.0)

Net income	384	366	334	4.9	15.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--

Net income attributable to U.S. Bancorp	$384	$366	$334	4.9	15.0

Average Balance Sheet Data
Loans	$93,951	$94,047	$93,727	(.1)	.2
Other earning assets	2,858	2,988	2,882	(4.4)	(.8)
Goodwill	1,647	1,647	1,647	--	--
Other intangible assets	12	12	15	--	(20.0)
Assets	102,642	102,613	102,309	--	.3

Noninterest-bearing deposits	34,388	35,332	36,939	(2.7)	(6.9)
Interest-bearing deposits	69,954	73,506	70,560	(4.8)	(.9)

Total deposits	104,342	108,838	107,499	(4.1)	(2.9)

Total U.S. Bancorp shareholders’ equity	10,417	9,930	9,680	4.9	7.6

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $384 million of the Company’s net income in the first quarter of 2018, compared with $334 million in the first quarter of 2017. Total net revenue decreased $25 million (2.6 percent) due to a $37 million (15.2 percent) decrease in total noninterest income, partially offset by a $12 million (1.7 percent) increase in net interest income. Net interest income grew year-over-year primarily due to the impact of rising rates on the margin benefit from deposits, partially offset by lower rates on loans, reflecting a competitive marketplace, and lower noninterest-bearing deposits. Total noninterest income decreased year-over-year primarily due to stronger capital markets volume in the first quarter of 2017 and lower loan fees in the current year reflecting industry trends in these revenue categories. Total noninterest expense was $10 million (2.5 percent) higher compared with a year ago due to an increase in net shared services expense allocated to manage the business, partially offset by lower variable compensation related to business production. The provision for credit losses decreased $22 million (61.1 percent) primarily due to lower net charge-offs.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q18 vs	1Q18 vs
	2018	2017	2017	4Q17	1Q17

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,524	$1,514	$1,418	.7	7.5
Noninterest income	568	591	571	(3.9)	(.5)
Securities gains (losses), net	--	--	--	--	--

Total net revenue	2,092	2,105	1,989	(.6)	5.2
Noninterest expense	1,291	1,274	1,253	1.3	3.0
Other intangibles	7	8	7	(12.5)	--

Total noninterest expense	1,298	1,282	1,260	1.2	3.0

Income before provision and taxes	794	823	729	(3.5)	8.9
Provision for credit losses	56	102	65	(45.1)	(13.8)

Income before income taxes	738	721	664	2.4	11.1
Income taxes and taxable-equivalent adjustment	185	262	242	(29.4)	(23.6)

Net income	553	459	422	20.5	31.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--

Net income attributable to U.S. Bancorp	$553	$459	$422	20.5	31.0

Average Balance Sheet Data
Loans	$143,179	$143,395	$139,107	(.2)	2.9
Other earning assets	3,409	4,250	4,022	(19.8)	(15.2)
Goodwill	3,681	3,681	3,681	--	--
Other intangible assets	2,871	2,760	2,768	4.0	3.7
Assets	157,544	158,625	153,647	(.7)	2.5

Noninterest-bearing deposits	27,381	28,936	26,965	(5.4)	1.5
Interest-bearing deposits	123,519	122,029	119,355	1.2	3.5

Total deposits	150,900	150,965	146,320	--	3.1
Total U.S. Bancorp shareholders’ equity	12,219	11,424	11,522	7.0	6.0

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $553 million of the Company’s net income in the first quarter of 2018, compared with $422 million in the first quarter of 2017. Total net revenue increased $103 million (5.2 percent) due to a $106 million (7.5 percent) increase in net interest income, partially offset by a $3 million (0.5 percent) decrease in total noninterest income. Net interest income increased primarily due to the impact of rising rates on the margin benefit from deposits along with growth in average loan and deposit balances, partially offset by lower rates on loans. Total noninterest income decreased slightly year-over-year principally driven by lower mortgage banking revenue, in line with industry trends, due to lower margin on mortgage loan sales, partially offset by the valuation of mortgage servicing rights, net of hedging activities. Partially offsetting the impact of lower mortgage banking revenue were higher deposit service charges reflecting higher transaction volumes and account growth, and higher ATM processing services fees. Total noninterest expense in the first quarter of 2018 increased $38 million (3.0 percent) primarily due to higher net shared services expense allocated to manage the business, reflecting the impact of investments supporting business growth, and higher personnel expense, reflecting the impact of merit increases and variable compensation related to business production, partially offset by lower mortgage banking costs. The provision for credit losses decreased $9 million (13.8 percent) reflecting a favorable change in the reserve allocation as well as lower net charge-offs.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q18 vs	1Q18 vs
	2018	2017	2017	4Q17	1Q17

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$284	$272	$250	4.4	13.6
Noninterest income	432	423	399	2.1	8.3
Securities gains (losses), net	--	--	--	--	--

Total net revenue	716	695	649	3.0	10.3
Noninterest expense	421	413	398	1.9	5.8
Other intangibles	4	5	5	(20.0)	(20.0)

Total noninterest expense	425	418	403	1.7	5.5

Income before provision and taxes	291	277	246	5.1	18.3
Provision for credit losses	1	(2)	1	nm	--

Income before income taxes	290	279	245	3.9	18.4
Income taxes and taxable-equivalent adjustment	73	102	89	(28.4)	(18.0)

Net income	217	177	156	22.6	39.1
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--

Net income attributable to U.S. Bancorp	$217	$177	$156	22.6	39.1

Average Balance Sheet Data
Loans	$8,882	$8,805	$7,966	.9	11.5
Other earning assets	164	168	153	(2.4)	7.2
Goodwill	1,570	1,569	1,566	.1	.3
Other intangible assets	70	74	87	(5.4)	(19.5)
Assets	11,875	11,982	11,446	(.9)	3.7

Noninterest-bearing deposits	14,329	14,765	13,841	(3.0)	3.5
Interest-bearing deposits	56,780	58,622	56,987	(3.1)	(.4)

Total deposits	71,109	73,387	70,828	(3.1)	.4

Total U.S. Bancorp shareholders’ equity	2,399	2,346	2,403	2.3	(.2)

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services.

Wealth Management and Investment Services contributed $217 million of the Company’s net income in the first quarter of 2018, compared with $156 million in the first quarter of 2017. Total net revenue increased $67 million (10.3 percent) year-over-year driven by an increase in net interest income of $34 million (13.6 percent) and a $33 million (8.3 percent) increase in total noninterest income. Net interest income increased year-over-year primarily due to the impact of rising rates on the margin benefit from deposits along with growth in average loan and deposit balances, partially offset by lower rates on loans. Total noninterest income increased year-over-year principally due to business growth, net asset inflows and favorable market conditions. Total noninterest expense increased $22 million (5.5 percent) primarily as a result of higher net shared services expense allocated to manage the business, reflecting the impact of implementation costs of capital investments to support business growth, and higher compensation expense, reflecting higher staffing along with merit increases and variable compensation related to business production, partially offset by lower professional services expense. The provision for credit losses was flat compared with the prior year quarter.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	1Q 2018	4Q 2017	1Q 2017	1Q18 vs 4Q17	1Q18 vs 1Q17
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$612	$611	$595	.2	2.9
Noninterest income	847	869	798	(2.5)	6.1
Securities gains (losses), net	--	--	--	--	--

Total net revenue	1,459	1,480	1,393	(1.4)	4.7
Noninterest expense	702	667	646	5.2	8.7
Other intangibles	27	30	31	(10.0)	(12.9)

Total noninterest expense	729	697	677	4.6	7.7

Income before provision and taxes	730	783	716	(6.8)	2.0
Provision for credit losses	272	288	241	(5.6)	12.9

Income before income taxes	458	495	475	(7.5)	(3.6)
Income taxes and
taxable-equivalent adjustment	115	180	173	(36.1)	(33.5)

Net income	343	315	302	8.9	13.6
Net (income) loss attributable to noncontrolling interests	--	--	(7)	--	nm

Net income attributable to U.S. Bancorp	$343	$315	$295	8.9	16.3

Average Balance Sheet Data
Loans	$30,062	$30,157	$28,936	(.3)	3.9
Other earning assets	276	246	257	12.2	7.4
Goodwill	2,542	2,482	2,453	2.4	3.6
Other intangible assets	396	372	437	6.5	(9.4)
Assets	36,173	35,704	34,566	1.3	4.6

Noninterest-bearing deposits	1,127	1,078	1,024	4.5	10.1
Interest-bearing deposits	106	106	100	--	6.0

Total deposits	1,233	1,184	1,124	4.1	9.7

Total U.S. Bancorp shareholders’ equity	6,622	6,249	6,405	6.0	3.4

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $343 million of the Company’s net income in the first quarter of 2018, compared with $295 million in the first quarter of 2017. Total net revenue increased $66 million (4.7 percent) due to a $17 million (2.9 percent) increase in net interest income and a $49 million (6.1 percent) increase in total noninterest income. Net interest income increased year-over-year primarily due to higher loan volumes. Total noninterest income increased year-over-year primarily due to higher credit and debit card revenue and corporate payment products revenue driven by higher sales volumes. Total noninterest expense increased $52 million (7.7 percent) over the first quarter of 2017 principally due to higher net shared services expense allocated to manage the business, reflecting the impact of investments supporting business growth and personnel expense, and higher equipment costs. The provision for credit losses increased $31 million (12.9 percent) primarily due to higher net charge-offs.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q18 vs	1Q18 vs
	2018	2017	2017	4Q17	1Q17
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$53	$95	$55	(44.2)	(3.6)
Noninterest income	213	271	215	(21.4)	(.9)
Securities gains (losses), net	5	10	32	(50.0)	(84.4)

Total net revenue	271	376	302	(27.9)	(10.3)
Noninterest expense	198	1,112	174	(82.2)	13.8
Other intangibles	--	--	--	--	--

Total noninterest expense	198	1,112	174	(82.2)	13.8

Income (loss) before provision and taxes	73	(736)	128	nm	(43.0)
Provision for credit losses	(2)	(30)	2	93.3	nm

Income (loss) before income taxes	75	(706)	126	nm	(40.5)
Income taxes and taxable-equivalent adjustment	(110)	(1,075)	(146)	89.8	24.7

Net income	185	369	272	(49.9)	(32.0)
Net (income) loss attributable to noncontrolling interests	(7)	(4)	(6)	(75.0)	(16.7)

Net income attributable to U.S. Bancorp	$178	$365	$266	(51.2)	(33.1)

Average Balance Sheet Data
Loans	$3,314	$3,347	$3,422	(1.0)	(3.2)
Other earning assets	125,754	126,107	118,809	(.3)	5.8
Goodwill	--	--	--	--	--
Other intangible assets	--	--	--	--	--
Assets	146,054	147,174	139,343	(.8)	4.8

Noninterest-bearing deposits	2,257	2,192	1,969	3.0	14.6
Interest-bearing deposits	4,739	2,596	693	82.6	nm

Total deposits	6,996	4,788	2,662	46.1	nm

Total U.S. Bancorp shareholders’ equity	17,168	18,885	17,913	(9.1)	(4.2)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded net income of $178 million in the first quarter of 2018, compared with $266 million in the first quarter of 2017. Total net revenue decreased $31 million (10.3 percent) due to a decrease of $29 million (11.7 percent) in total noninterest income primarily due to lower income from equity investments and security gains compared with a year ago. Total noninterest expense increased $24 million (13.8 percent) year-over-year principally due to higher personnel expense, reflecting the impact of increased staffing and merit increases including variable compensation related to the impact of changes in vesting provisions related to stock-based compensation programs, as well as higher net occupancy and equipment costs. These increases were mostly offset by a favorable change in net shared services expense allocated to manage the business. The provision for credit losses was $4 million lower year-over-year due to a favorable change in the reserve allocation.

        7